For Release:               Immediately
Contact:                      Randy Buckwalter                                           rbuckwalter@harleysvillegroup.com
Phone:                         215.256.5288 (office)                                       267.718.3766 (cell)

HARLEYSVILLE GROUP INC. DECLARES
100TH CONSECUTIVE QUARTERLY DIVIDEND

HARLEYSVILLE, PA—May 3, 2011—The Board of Directors of Harleysville Group Inc. (NASDAQ: HGIC) has declared a regular quarterly cash dividend of $0.36 per share, payable June 30, 2011, to shareholders of record on June 15, 2011. This marks the 100th consecutive quarter Harleysville Group has paid a dividend since the company went public in 1986.
Harleysville Insurance is a leading super-regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 70 U.S. property/casualty insurance groups based on net written premiums. As a Trusted Choice® company partner, Harleysville distributes its products exclusively through a network of independent agents primarily across 32 states. Harleysville is ranked #21 in the most recent InformationWeek 500, the publication’s annual listing of the most innovative information technology organizations in the U.S., and has been included on the list in each of the last five years. Harleysville Mutual Insurance Company owns approximately 54 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for eight regional property/casualty insurance companies collectively rated A (Excellent) by A.M. Best Company. Harleysville Group is listed on the NASDAQ Global Select Market, which is comprised of the top third of all NASDAQ member companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Harleysville Group has paid a dividend every quarter since the company went public in 1986, and was recognized with a 2010 Mergent Dividend Achiever Award for its long-term history of dividend increases. Further information can be found on the company’s website at www.harleysvillegroup.com.

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